EXHIBIT 99.1

Contact:	Mary Ann Jackson Investor Relations 952-487-7538 mjackson@apog.com

For Immediate Release

Thursday, October 13, 2005

APOGEE ENTERPRISES NAMES JAMES S. PORTER CFO

MINNEAPOLIS, MN (October 13, 2005) – Apogee Enterprises, Inc. (Nasdaq: APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced that James S. Porter, vice president of strategy and planning, has been named Apogee chief financial officer (CFO). He has been interim CFO since July.

“As a key member of the Apogee management team since 2000, Jim brings to the CFO position the proven ability to leverage his strategic knowledge of Apogee, its businesses and markets, along with his financial planning and controls expertise, to build shareholder value,” said Russell Huffer, Apogee chairman and chief executive officer. “He provided leadership in development of the company’s strategic priorities focused on our architectural and picture framing businesses, which have been instrumental to Apogee’s improving performance.”

Porter, 45, joined Apogee in 1997 as assistant controller, was promoted to controller in 1998 and to vice president of finance and planning in 2000. He had served as vice president of strategy and planning since 2002. His prior experience includes six years with Rollerblade, a consumer products company based in Minneapolis, where he last served as vice president, finance and controller, and four years at Ecolab, a manufacturer and distributor of specialty chemicals based in St. Paul, where he last served as financial analyst in the institutional division.

Apogee Enterprises, Inc. (www.apog.com), Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments: architectural products and services, large-scale optical technologies and automotive replacement glass and services.